EXHIBIT 10.6

January 15, 2004

Lisa A. Walsh

Rt. 1, Box 343-A

Greenville, TX 75401

RE:	Continuing Employment Agreement

Dear Lisa:

This letter, when executed by both you and ATX Technologies, Inc. (“Company”) sets forth the terms of your continuing employment and the rights and obligations of each of us related thereto.

1.	Employment Term, Assignment:

a. Term. Subject to the conditions of this Agreement, the Company agrees to employ you and you accept such employment, on the terms described herein, for the period beginning on January 15, 2004 (the “Start Date”) and ending upon December 31, 2004 (the “Term”), unless earlier terminated as provided herein.

b. Assignment. During the Term, you shall be employed as a direct report to the Chief Executive Officer (CEO), and shall have such duties as specifically delegated to you by the CEO. You shall devote your best efforts and substantially all of your business time and attention (except as otherwise specifically permitted herein and except for vacation periods and reasonable periods of illness or other incapacity) to the business of the Company and its affiliates and shall faithfully and diligently carry out such duties and have such responsibilities as are customary among persons employed in substantially similar capacities.

2.	Previous Agreements Superseded:

This Agreement supersedes and nullifies, in their entirety, any previous employment agreements between you and the Company; in particular that certain Executive Employment Agreement dated September 13, 2003.

3.	Compensation:

a. Base Salary. Your base salary during the Term will be $207,200.00 per year (less the usual withholdings), payable semi-monthly; one half of the amount on the 15th and the balance on the last day of the month during the Term.

b. Bonus. You will not be entitled to participate in the 2004 Short Term Incentive Plan.

Lisa Walsh Employment Agreement

January 15, 2004, p. 2

4.	Benefits:

You will continue during the Term to be eligible to be a participant in ATX’s standard executive level benefit programs under the same terms and conditions applicable to all similarly situated employees. Beginning on the first day of the calendar month following your date of termination, you will be subject to COBRA coverage, the premiums for which will be paid on your behalf by the company for a period not to exceed eighteen (18) months.

5.	Stock Options:

a. Existing Option Agreements. Your stock option agreements in effect as of the date of this Agreement shall continue in effect and shall be governed by the terms thereof, except as otherwise set forth in section 5(b) below. You further expressly acknowledge and agree that for so long as you possess any rights under the terms of those stock option agreements, you shall be bound by any and all restrictions on trading or lock up agreements as other senior managers of the Company and hereby consent to enter into and execute such documents or agreements as are reasonably necessary and requested in order to secure such lock ups or restrictions. You shall be entitled to participate in any alternate forms of exercise that are established for employees generally concerning the Company’s stock option plans

b. Exercise post-termination. Upon the termination of your employment pursuant to Sections 6, 7(a), 7(b) or 7(e) (agreement expiration, death, disability or by the Company without Cause), the Stock Options may be exercised only during the one-year period following termination, to the extent exercisable immediately prior to such termination. Upon the termination of Executive’s employment pursuant to Section 7(c) or 7(d) (by the Company for cause or by Executive voluntarily), the Stock Options shall immediately terminate. The provisions of Sections 6 and 7 of this Agreement are subject to the provisions of this Section 5(b) regarding the Company’s continuing obligations with respect to the Stock Options.

c. No additional grants. You will not be eligible for any stock option grants beyond those which have already been granted to You as of the date of this Agreement.

6.	Termination by Expiration:

Your employment with the Company will continue throughout the Term, unless earlier terminated as provided in Section 7 below. In the event of termination by expiration at the end of the Term:

a. Option Agreements. If the Company is, on the effective date of such termination, a publicly-traded entity, then no payment shall be due to you by the Company as a result of your termination and the terms of your stock option agreements in effect, as amended by Section 5(b) above, any “Section 10b5-1” pre-arranged trading plans to which you are a party, and any lockup or other restricted trading agreements to which you are a party shall remain in effect and be governed by the terms thereof; or

Lisa Walsh Employment Agreement

January 15, 2004, p. 3

b. Stay Bonus. If the Company is not, on the effective date of your termination, a publicly traded entity, then the Company shall pay to you as a stay bonus, the amount of $457,803.90, payable in a lump sum payment and subject to the usual withholdings required by law. Upon payment of said bonuses, all stock options held by you shall terminate, whether vested or not.

7.	Early Termination:

a. Death. In the event of your death during the Term, your employment hereunder shall immediately and automatically terminate. Except as provided herein, all obligations of the Company under this Agreement shall terminate as of the date of death, except that salary and benefits accrued through the date of death shall be paid to your estate.

b. Disability. The Company may terminate your employment hereunder, immediately upon notice to you, in the event that you become disabled during the Term through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, are unable to perform substantially all of your duties hereunder for 90 days during the Term. In the event of such termination, all obligations of the Company under this Agreement will terminate as of the date of such termination, except that during the Term you shall be entitled to receive such salary and benefits as are necessary to supplement any other compensation as may be payable under applicable disability insurance provided by the Company. The net effect of the foregoing provision shall be that you shall, at all times during the Term, receive only such amounts as you would have received but for the disability. Additionally, the alternatives referred to in Section 6 (a) and (b) above remain in effect or payable, as the case may be, according to the terms thereof even in the event of disability.

c. Termination by the Company for Cause. The Company shall have the right to terminate your employment at any time for any of the following reasons (each of which is referred to herein as “Cause”) by giving you written notice on or before the effective date of termination:

(i) the material breach by you of any representation, warranty or covenant set forth in this Agreement;

(ii) repeated failure by you to satisfy reasonable written performance objectives or to follow reasonable and lawful written directives of your supervisor, any executive officer or the Board of Directors, which in each case are consistent with your position with the Company, taking into account the provisions of Section 1.b. hereof;

(iii) willful misconduct by you (or that you knowingly fail to take reasonable and appropriate action to prevent) that causes any material injury to the financial condition or business reputation of the Company or any Affiliate;

(iv) any act of fraud, theft, misappropriation or embezzlement or other similar conduct with respect to any aspect of the business or assets of the Company or any Affiliate;

(v) drug use or alcohol use that materially interferes with the performance by you of your duties;

Lisa Walsh Employment Agreement

January 15, 2004, p. 4

(vi) conviction of a felony, crime involving fraud or misrepresentation, or conviction of any other crime the effect of which is likely to have a material adverse effect on the business or reputation of the Company; or

(vii) violation of any ATX written policies and procedures which would result in termination of any other employee of the Company. In case of such violation, you shall be afforded any opportunity to cure as provided in such policies and procedures.

If the Company terminates your employment for Cause, the Company shall have no further obligations hereunder from and after the date of such termination and the Company shall have all other rights and remedies available under this or any other agreement and at law or in equity. The Company may terminate your employment hereunder for Cause at any time within six months after having become aware of the occurrence of any of the foregoing.

d. Voluntary Termination by You. In the event that you voluntarily terminate your employment with the Company during the Term, such termination shall be a breach of this Agreement and the Company shall have no further obligations hereunder from and after the date of such termination.

e. Termination by the Company without Cause. The Company may at any time terminate your employment without Cause by giving you notice on or before the effective date of termination. In the event of such termination during the Term, the options referred to in Section 6(a) and (b) above shall apply, provided, however, that if the Company is not a publicly traded entity as of the date of such termination, you may elect to defer receiving the lump sum payment option referenced in Section 6(b) until the earlier of: (i) the date on which the Company becomes a publicly traded entity, in which case the Section 6(b) option is extinguished and the Section 6(a) option shall automatically apply; or (ii) December 31, 2004.

8.	Inventions and Patents:

All inventions, designs, concepts, innovations or improvements relating to the Company’s business, products, services or method of conducting business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by you during your employment with the Company belong and are hereby assigned to the Company. You will promptly disclose such inventions, innovations or improvements to your supervisor and perform all actions reasonably requested by the Company to establish and confirm such ownership (including execution of written assignments).

9.	Confidentiality:

You acknowledge that during the course of performance of services for the Company, you will acquire, and the Company agrees to provide, confidential information pertaining to the Company and its Affiliates, including investment plans or strategies, trade secrets, customer lists, vendor and customer contracts and the details thereof, pricing policies, operational methodology, marketing and merchandising plans or strategies, business acquisition plans, personnel acquisition plans, confidential information of third parties which is subject to a non-disclosure agreement between such third parties and Company, and other information pertaining to the

Lisa Walsh Employment Agreement

January 15, 2004, p. 5

business of the Company or any Affiliate that is not publicly available (collectively, the “Confidential Information”). You shall not, during your employment with the Company, directly or indirectly disclose to any person, except to the Company or its officers and agents or as reasonably required in connection with your duties on behalf of the Company, or use, except on behalf of the Company, any Confidential Information acquired by you during the term of his employment. You shall not, at any time after your employment with the Company has ended, directly or indirectly disclose to any person any Confidential Information nor use the Confidential Information for any purpose whatsoever. Upon termination of your employment with the Company for any reason or at any time during employment upon the Company’s request, you shall return to the Company all documents and materials (including software) relating directly or indirectly to the Confidential Information. You acknowledge that all such documents and materials are and shall remain the property of the Company.

10.	Successors and Assigns:

This Agreement shall be binding upon and inure to the benefit of and be enforceable by You and the Company. In the event of a sale of substantially all of the stock of the Company, or consolidation or merger of the Company into another corporation or entity, or the sale of a substantial portion of the operating assets of the Company to another corporation, entity or individual, the Company shall assign its rights and obligations under this Agreement to its successor-in-interest, in which event such successor-in-interest shall be deemed to have acquired all rights and assumed all obligations of the Company hereunder.

11.	Choice of Law:

All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Texas.

Please indicate your agreement to the terms and conditions stated in this letter agreement by singing in the space indicated below.

Sincerely,	AGREED AND ACCEPTED:

Steven A. Millstein CEO and President	Lisa A. Walsh